SunOpta Announces Third Quarter Fiscal 2016 Financial Results

Company Reiterates Expectations to Achieve Mid-Term Targets

Announces Governance and Management Transitions

Provides Update on Value Creation Plan

TORONTO -- November 9, 2016 -- SunOpta Inc. ("SunOpta") (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, today announced financial results for the third quarter ended October 1, 2016. All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted. SunOpta today also highlighted its expectations to achieve previously disclosed mid-term targets, announced governance and management changes and provided an update on the value creation plan under development with assistance from its partner, Oaktree Capital Management, L.P. (“Oaktree”).

Third Quarter 2016 Highlights:

  Revenues of $348.7 million for the third quarter of 2016, versus $348.1 million in the second quarter of 2016 and $277.2 million in the third quarter of 2015, an increase of 25.8% versus the prior year period.

  Loss from continuing operations of $3.4 million or $0.04 per diluted common share in the third quarter of 2016, compared to a loss from continuing operations of $0.2 million or $0.00 per diluted common share in the third quarter of 2015. Adjusted earnings per diluted common share were $6.3 million or $0.07 per diluted common share during the third quarter of 2016, compared to $4.7 million or $0.07 per diluted common share during the third quarter of 2015.

  Adjusted EBITDA¹ of $26.7 million or 7.6% of revenues for the third quarter of 2016, versus $13.2 million or 4.8% of revenues in the third quarter of 2015.

Year-to-Date 2016 Highlights:

  Revenues of $1,049.2 million for the first three quarters of 2016, versus $828.8 million in the first three quarters of 2015, an increase of 26.6%.

  Loss from continuing operations of $17.1 million or $0.20 per diluted common share, compared to earnings from continuing operations of $10.6 million or $0.15 per diluted common share during the same period in 2015. Adjusted earnings per diluted common share were $13.1 million or $0.15 per diluted common share for the first three quarters of 2016, compared to $16.5 million or $0.24 per diluted common share during the first three quarters of 2015.

  Adjusted EBITDA¹ of $72.3 million, or 6.9% of revenues year to date, versus $44.0 million, or 5.3% of in the same period of 2015.

Governance and Management Transitions

President and Chief Executive Officer Rik Jacobs and Chair of the Board Alan Murray will be stepping down from their respective positions, Mr. Jacobs effective November 11, 2016 and Mr. Murray effective today. Current SunOpta Director Katrina L. Houde will serve as interim CEO and Director Dean Hollis has been appointed Chair of SunOpta’s Board of Directors. The Board has initiated a search process for a CEO.

“On behalf of the Board, I would like to thank Rik and Alan for their years of service and wish them well in their future endeavors,” said Dean Hollis, Chairman of SunOpta. “The Company has gone through a significant amount of change in a relatively short period of time and they were tireless in their efforts to provide a strategic vision, keep the Company on track to meet its stated mid-term targets, while also playing key roles in a review process to produce an outcome that could benefit all of the Company’s stakeholders.”

Added Hollis, “The Board would also like to thank Kathy for taking on the role of interim CEO. Her significant operating experience as well as her deep contacts with the SunOpta management from her 15 years on the Board of SunOpta provides a strong foundation for this interim role. She will be supported by the Operations Transformation Committee of the Board and the substantial resources that Oaktree has committed to SunOpta as it progresses a plan to help the Company realize its potential and create value for all shareholders.”

Value Creation Plan Update

As announced on October 7, 2016, SunOpta, with the assistance of Oaktree, is conducting a thorough review of the Company's operations, management and governance, with the objective of maximizing the Company's ability to deliver long-term value to its shareholders. Through this review, management and the Board have developed a value creation strategy built on four pillars: portfolio optimization, operational excellence, go-to-market effectiveness and process sustainability.

The Company continues to believe it has the ability to achieve its mid-term targets, in the timeframe provided, as furnished in April 2016. These targets were established based on a fulsome review of the Company’s platforms and, on a consolidated basis, targeted EBITDA margin of between 8.5% and 10.5% of sales.

In order to support our efforts to meet or exceed the mid-term targets, the Company, together with Oaktree, has continued to make progress on its value creation plan. Key updates include:

Portfolio Optimization

  SunOpta continues to review its product offerings and is focused on simplifying the portfolio. The Company will invest in areas where it has a structural advantage and will assess the impact of exiting product lines where SunOpta is not effectively positioned.

  The Company has announced the intention to close its juice processing and packaging facility in San Bernardino, CA. The closure is expected to generate at least $4.0 million of EBITDA improvement annually, which should start to be realized in the first quarter of 2017.

Operational Excellence

  SunOpta is committed to ensure quality performance and improve operational excellence and has also identified significant savings opportunities in procurement and logistics.

  The Company plans to engage third party support in manufacturing, procurement and logistics to enhance quality and capture savings.

Go-to-Market Effectiveness

  The Company is working to optimize the customer and product mix in existing channels and is also exploring opportunities across new channels to identify unmet market demand.

  The foodservice channel offers a substantial opportunity for the Company and additional resources will be deployed to develop this area.

  SunOpta’s sales efforts will be reorganized by channel, rather than geography.

Process Sustainability

  The Company is focused on simplifying and strengthening the organization, improving plant operating levers, augmenting asset flexibility and capacities, investing in systems that can provide detailed data on supply chain and manufacturing processes to support commercial strategies and optimize working capital.

  SunOpta will develop and incentivize a culture rooted in accountability, results and continuous improvement.

  SunOpta has created a Project Management Office to manage all critical activities and work streams.

“The strategic investment by Oaktree was a first step in the positive changes this Board and management intend to bring to SunOpta,” said Katrina L. Houde, interim-CEO. “The due diligence that Oaktree undertook was extensive and allowed them to immediately bring forward recommendations for a value creation framework that will drive more reliable results, reshape our operating platform to focus our product portfolio and marketing support resources, and allow us to truly instill a system and culture of operational excellence that is achievable and sustainable over the long-term.”

Added Houde, “There is broad recognition that SunOpta is a unique company with quality products and a number of competitive advantages that can be fully developed. While we have known that focus and execution were paramount to success, working with Oaktree has allowed the Company to immediately address several legacy issues, identify opportunities to drive margin expansion, invest in ways that augment revenue growth, all while continuing to innovate and pursue the highest of quality control standards.”

Third Quarter 2016 Results

Revenues for the third quarter of 2016 were $348.7 million, essentially flat with the second quarter of 2016 and up 25.8% compared to the third quarter of 2015 mainly due to the 2015 acquisition of Sunrise. Revenue was negatively impacted by approximately $5.0 million during the third quarter due to the recall of certain sunflower products and a fire at a third party contract manufacturing facility. Excluding the impact on revenues in the third quarter of 2016 of business acquisitions and associated product rationalizations, the estimated impact of the revenue shortfall due to the sunflower kernel and the fire at a third-party facility, and changes in commodity-related pricing and foreign exchange rates, revenues decreased 0.9%, compared with the third quarter of 2015. This decrease in revenues reflected lower volumes of specialty raw materials driven by a planned reduction in contracted acres and lower sales of frozen fruit due to timing of sales into the food service channel, offset by increased demand for organic ingredients and growth in aseptic beverage volumes.

The Consumer Products segment generated revenues from external customers of $211.6 million during the third quarter of 2016, an increase of 11.6% compared to $189.6 million in the second quarter of 2016, and an increase of 67.0% compared to the prior year due to acquired businesses. The sequential growth compared to the second quarter of 2016 was driven by increased sales of both IQF fruit and beverages. Excluding the impact of business acquisitions and associated product rationalizations and the fire at a third-party facility, revenues in Consumer Products increased 0.6% compared to the third quarter of 2015 reflecting a 5.0% decline in sales of frozen fruit, offset by 15.5% growth in beverages.

The Global Ingredients segment generated revenues from external customers of $137.2 million, a decline of 13.5% compared to $158.5 million in the second quarter of 2016 and a decline of 8.9% compared to $150.5 million in the prior year. The sequential decline was driven primarily by lower crop input sales which are mostly sold in the second quarter as well as normal seasonality in internationally sourced organic ingredients. Excluding the impact on revenues of changes in commodity-related pricing and foreign exchange rates, Global Ingredients revenue decreased 3.1% in the third quarter of 2016, compared with the third quarter of 2015 reflecting a 24.2% decline in domestic sourcing from lower volumes of specialty raw materials driven by a planned reduction in contracted acres and lower sales, partially offset by 16.0% growth in internationally sourced organic ingredients.

Gross profit was $41.0 million for the third quarter of 2016, compared with $36.0 million in the second quarter of 2016 and $26.3 million for the third quarter of 2015. As a percentage of revenues, gross profit for the third quarter of 2016 was 11.8% compared to 10.3% in the second quarter of 2016 and 9.5% in the third quarter of 2015. Excluding the impact of an acquisition accounting adjustment related to the sale of Sunrise inventory and losses caused by the interruption of production in our roasting operations, the gross profit percentage for the third quarter of 2016 would have been approximately 12.3%, compared to 11.5% in the second quarter of 2016. The sequential improvement in gross profit reflects increased volumes of IQF fruit and improved production efficiencies within our frozen fruit operations as some losses from early season crop shortages were recovered.

Operating income¹ was $13.2 million, or 3.8% of revenues, compared to operating income of $8.8 million or 2.5% of revenues in the second quarter of 2016, and operating income of $4.1 million, or 1.5% of revenues in the third quarter of 2015. The increase in operating income year-over-year is attributable to higher gross profit, offset by a $2.9 million increase in selling, general and administrative expenses and an increase of $2.0 million in intangible asset amortization, mainly reflecting incremental expenses from acquired businesses. The operating income percentage for the third quarter of 2016 would have been approximately 4.8%, excluding the items mentioned above that impacted gross profit, and the impact of legal costs mainly related to the Plum dispute, which totaled $0.3 million for the quarter, and the strategic review.

Other expense includes an impairment charge of $10.3 million, reflecting a write-down of the carrying value of fixed assets in conjunction with the Company’s decision to exit the San Bernardino juice facility. The Company expects to incur additional charges associated with the facility closure over the next one to two quarters.

Adjusted EBITDA¹ was $26.7 million or 7.6% of revenues in the third quarter of 2016, compared to $13.2 million or 4.8% of revenues in the third quarter of 2015.

The Company reported a loss from continuing operations for the third quarter of 2016 of $3.4 million, or $0.04 per common share, compared to a loss from continuing operations of $0.2 million, or $0.00 per diluted common share during the third quarter of 2015. Adjusted earnings¹ in the third quarter were $6.3 million or $0.07 per diluted common share, compared to Adjusted earnings¹ of $4.7 million or $0.07 per diluted common share in the third quarter of 2015. Please refer to the discussion and table below under “Non-GAAP Measures – Adjusted Earnings”.

Year-to date 2016 Results

Revenues for the first three quarters of 2016 were $1,049.2 million, up 26.6% compared to the first three quarters of 2015 mainly due to the acquisition of Sunrise. Revenue was negatively impacted by approximately $8.0 million during the first three quarters due to the recall of certain sunflower products and a fire at a third party contract manufacturing facility. Excluding the impact on revenues in the first three quarters of 2016 of business acquisitions and associated product rationalizations, the estimated impact of the revenue shortfall due to the sunflower kernel and the fire at a third-party facility, and changes in commodity-related pricing and foreign exchange rates, revenues increased 1.7%, compared to the prior year.

Gross profit was $108.9 million for the first three quarters of 2016, compared with $85.1 million for the first three quarters of 2015. As a percentage of revenues, gross profit for the first three quarters of 2016 was 10.4% compared to 10.3% in the third quarter of 2015. The gross profit percentage for the first three quarters of 2016 would have been approximately 11.8%, excluding the impact of an acquisition accounting adjustment related to Sunrise's inventory sold in the first three quarters of 2016, start-up costs related to the ramp-up of production at our Allentown aseptic facility, and losses caused by the interruption of production in our roasting operations.

Operating income¹ in the first three quarters of 2016 was $24.7 million, or 2.4% of revenues, compared to $23.0 million, or 2.8% of revenues in the first three quarters of 2015. The operating income percentage for the first three quarters of 2016 would have been approximately 4.1%, excluding the items mentioned above that impacted gross profit, and the impact of legal costs mainly related to the Plum dispute, which totaled $1.6 million year to date, and the strategic review.

Other expense includes an impairment charge of $10.3 million, reflecting a write-down of the carrying value of fixed assets in conjunction with the Company’s decision to exit the San Bernardino juice facility and $1.7 million related to the closure of the Buena Park, CA facility. The Company expects to incur additional charges associated with the facility closure over the next one to two quarters.

Adjusted EBITDA¹ was $72.3 million or 6.9% of revenues in the first three quarters of 2016, compared to $44.0 million or 5.3% of revenues in the first three quarters of 2015.

The Company reported a loss from continuing operations for the first three quarters of 2016 of $17.1 million, or $0.20 per diluted common share, compared to earnings from continuing operations of $10.6 million, or $0.15 per diluted common share during the first three quarters of 2015. Adjusted earnings were $13.1 million or $0.15 per diluted common share for the first three quarters of 2016, compared to $16.5 million or $0.24 per diluted common share during the first three quarters of 2015. Please refer to the discussion and table below under “Non-GAAP Measures – Adjusted Earnings”.

Balance Sheet

At October 1, 2016 SunOpta's balance sheet reflected total assets of $1,204.2 million and total debt of $546.3 million. Total debt declined approximately $12 million from the end of the second quarter of 2016. At October 1, 2016 leverage was approximately 5.8 times Adjusted EBITDA¹ on a trailing four quarter adjusted basis, after eliminating the negative impact on EBITDA from the San Bernardino juice facility.

Subsequent to the end of the third quarter, the Company announced a strategic partnership with Oaktree Capital Management LP. On October 7, 2016, Oaktree invested $85.0 million in cumulative, non-participating Series A Preferred Stock of the Company’s subsidiary, SunOpta Foods Inc., that are exchangeable into common shares of SunOpta Inc. in accordance with the terms and conditions of the preferred stock. The net proceeds from the issuance of the preferred stock were used to repay $79.0 million of borrowings under the Company’s second lien loan, reducing the aggregate principal amount of the second lien loan to $231.0 million. On a pro forma basis, giving effect to the reduction in the Company’s second lien loan, leverage at October 1, 2016 would be approximately 5.0 times. Based on reduced seasonal working capital demands, the Company expects a further decline in its debt and leverage during the fourth quarter of 2016.

On October 9, 2016, the remaining $231.0 million aggregate principal amount of second lien loans matured and automatically converted into a like principal amount of term loans, bearing interest at 9.5%, with a maturity date of October 9, 2022. On October 20, 2016, all of the outstanding term loans were exchanged for a corresponding amount of 9.5% senior secured second lien notes due 2022.

During the second quarter of 2016, the Company announced a voluntary recall of certain roasted sunflower kernel products produced at its Crookston, Minnesota facility. For the first three quarters of 2016, estimated losses of $28.0 million were recognized in relation to the recall. The Company carries general liability and product recall insurance, and it expects to recover recall-related costs through these policies, less applicable deductibles and subject to coverage limits. As a result, during the first three quarters of 2016 the Company recorded estimated insurance recoveries of $27.4 million for the losses recognized to-date. These estimates reflect the amount of losses that have been determined to be both probable and reasonably estimable. As the Company continues to work with its customers and insurance providers to substantiate claims received, it may need to revise its estimates in subsequent periods.

Conference Call with accompanying presentation

SunOpta plans to host a conference call at 9:00 A.M. Eastern time on Wednesday, November 9, 2016, to discuss the third quarter financial results and recent corporate developments. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link on SunOpta's website at www.sunopta.com under the "Investors" section. To listen to the live call over the Internet, please go to SunOpta's website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll free dial-in number 1 (877) 312-9198 or International dial-in number 1 (631) 291-4622. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days on the Company's website.

¹ See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified ("non-GMO") and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta's organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable based product offerings, supported by a global sourcing and supply infrastructure.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, the timing and results of our process to identify a permanent CEO, our ability to achieve the mid-term targets which we previously established and the results of the steps we have taken or propose to take to achieve those targets, the amount of EBITDA improvement expected to be generated from and the additional charges associated with the closure of our San Bernardino, CA facility, the anticipated decline in our debt and leverage, and the estimated losses and related insurance recoveries associated with the sunflower recall. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "expects", "will", continue", "believe", "intend", "can", "anticipate", "confident", "should", "would", "may", "plans", "estimate", "project", "potential", "intention", "might", "predict" or other similar terms and phrases intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, continued consumer interest in health and wellness, ability to maintain product pricing levels, current customer demand, planned facility and operational expansions, competitive intensity, cost rationalization, product development initiatives, and alternative potential uses for our capital resources. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, risks associated with acquisitions generally such as the failure to retain key management and employees, issues or delays in the successful integration of the operations, systems and personnel of recently acquired businesses with those of the Company, incurring or experiencing unanticipated costs and/or delays or difficulties, future levels of revenues being lower than expected, costs being higher than expected, inability to realize synergies to the extent anticipated and conditions affecting the frozen fruit industry generally; failure or inability to implement growth strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management and continuous improvement initiatives; availability and pricing of raw materials and supplies; potential covenant breaches under our credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters and three quarters ended October 1, 2016 and October 3, 2015
(Unaudited)
(Expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Three quarters ended
	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015
	$	$	$	$

Revenues	348,732	277,213	1,049,192	828,756

Cost of goods sold	307,702	250,904	940,283	743,624

Gross profit	41,030	26,309	108,909	85,132

Selling, general and administrative expenses	23,915	21,020	72,676	61,031
Intangible asset amortization	2,826	786	8,472	2,105
Other expense, net	10,312	3,652	22,723	4,393
Foreign exchange loss (gain)	1,068	404	3,060	(1,046)

Earnings from continuing operations before the following	2,909	447	1,978	18,649

Interest expense, net	12,178	1,103	34,748	3,171

Earnings (loss) from continuing operations before income taxes	(9,269)	(656)	(32,770)	15,478

Provision for (recovery of) income taxes	(5,411)	(568)	(15,632)	4,838

Earnings (loss) from continuing operations	(3,858)	(88)	(17,138)	10,640

Earnings (loss) from discontinued operations, net of income taxes and non-controlling interest	-	508	(570)	(2,959)

Earnings (loss)	(3,858)	420	(17,708)	7,681

Earnings (loss) attributable to non-controlling interests	(503)	106	4	84

Earnings (loss) attributable to SunOpta Inc.	(3,355)	314	(17,712)	7,597

Earnings (loss) per share – basic
- from continuing operations	(0.04)	-	(0.20)	0.15
- from discontinued operations	-	0.01	(0.01)	(0.04)
	(0.04)	-	(0.21)	0.11
Earnings (loss) per share – diluted
- from continuing operations	(0.04)	-	(0.20)	0.15
- from discontinued operations	-	0.01	(0.01)	(0.04)
	(0.04)	-	(0.21)	0.11
Weighted-average number of shares outstanding (000s)
- basic	85,619	69,181	85,529	68,199
- diluted	85,650	69,181	85,549	68,406

SunOpta Inc.
Consolidated Balance Sheets
As at October 1, 2016 and January 2, 2016
(Unaudited)
(Expressed in thousands of U.S. dollars)

	October 1, 2016	January 2, 2016
	$	$

ASSETS
Current assets
Cash and cash equivalents	1,639	2,274
Accounts receivable	173,880	117,412
Inventories	393,689	371,223
Prepaid expenses and other current assets	23,455	20,088
Current income taxes recoverable	9,390	21,728
Current assets held for sale	-	64,330
Total current assets	602,053	597,055

Property, plant and equipment	161,252	176,513
Goodwill	241,585	241,690
Intangible assets	186,603	195,008
Deferred income taxes	958	958
Other assets	11,797	7,979

Total assets	1,204,248	1,219,203

LIABILITIES
Current liabilities
Bank indebtedness	226,651	159,773
Accounts payable and accrued liabilities	170,343	151,831
Customer and other deposits	1,029	5,322
Income taxes payable	4,189	1,720
Other current liabilities	1,208	1,521
Current portion of long-term debt	2,159	1,773
Current portion of long-term liabilities	5,365	5,243
Current liabilities held for sale	-	52,486
Total current liabilities	410,944	379,669

Long-term debt	317,484	321,222
Long-term liabilities	15,828	17,809
Deferred income taxes	54,564	74,324
Total liabilities	798,820	793,024

EQUITY
SunOpta Inc. shareholders’ equity
Common shares	299,470	297,987
Additional paid-in capital	24,931	22,327
Retained earnings	89,126	106,838
Accumulated other comprehensive loss	(10,699)	(6,113)
	402,828	421,039
Non-controlling interests	2,600	5,140
Total equity	405,428	426,179

Total equity and liabilities	1,204,248	1,219,203

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters and three quarters ended October 1, 2016 and October 3, 2015
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Quarter ended		Three quarters ended

	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015
	$	$	$	$

CASH PROVIDED BY (USED IN)
Operating activities
Earnings (loss)	(3,858)	420	(17,708)	7,681
Earnings (loss) from discontinued operations	-	508	(570)	(2,959)
Earnings (loss) from continuing operations	(3,858)	(88)	(17,138)	10,640
Items not affecting cash:
Depreciation and amortization	8,646	4,414	25,955	12,739
Acquisition accounting adjustment on inventory sold	1,890	-	13,404	-
Amortization and write-off of debt issuance costs	3,988	124	10,210	327
Impairment of long-lived assets	10,300	-	12,035	-
Deferred income taxes	(5,252)	835	(19,760)	697
Stock-based compensation	1,181	1,804	3,173	3,832
Unrealized gain on derivative instruments	(749)	(1,088)	(1,264)	(534)
Fair value of contingent consideration	124	235	(1,281)	317
Other	(64)	(581)	343	1,237
Changes in non-cash working capital, net of businesses acquired	836	12,648	(60,943)	(28,965)
Net cash flows from operations - continuing operations	17,042	18,303	(35,266)	290
Net cash flows from operations - discontinued operations	-	4,241	758	5,490
	17,042	22,544	(34,508)	5,780
Investing activities
Purchases of property, plant and equipment	(5,463)	(6,866)	(14,803)	(21,841)
Acquisition of businesses	-	(6,475)	-	(19,775)
Payment of contingent consideration	-	-	(4,554)	-
Proceeds from sale of assets	-	348	-	1,292
Other	-	147	700	(778)
Net cash flows from investing activities - continuing operations	(5,463)	(12,846)	(18,657)	(41,102)
Net cash flows from investing activities - discontinued operations	-	(785)	1,754	(1,224)
	(5,463)	(13,631)	(16,903)	(42,326)
Financing activities
Increase (decrease) under line of credit facilities	(13,097)	(3,206)	258,475	31,291
Repayment of line of credit facilities	-	-	(192,677)	-
Borrowings under long-term debt	-	-	432	-
Repayment of long-term debt	(520)	(311)	(11,529)	(722)
Payment of debt issuance costs	(1,179)	(2,157)	(5,545)	(2,188)
Proceeds from the issuance of common shares, net	-	95,344	-	95,344
Proceeds from the exercise of stock options	227	439	914	3,478
Proceeds from the exercise of warrants	-	-	-	3,879
Other	8	(179)	(126)	(459)
Net cash flows from financing activities - continuing operations	(14,561)	89,930	49,944	130,623
Net cash flows from financing activities - discontinued operations	-	(4,199)	(1,180)	(5,012)
	(14,561)	85,731	48,764	125,611

Foreign exchange gain (loss) on cash held in a foreign currency	329	(41)	305	(14)
Increase (decrease) in cash and cash equivalents in the period	(2,653)	94,603	(2,342)	89,051
Discontinued operations cash activity included above:
Add: Balance included at beginning of period	-	2,232	1,707	2,170
Less: Balance included at end of period	-	(1,626)	-	(1,626)
Cash and cash equivalents - beginning of the period	4,292	2,154	2,274	7,768
Cash and cash equivalents - end of the period	1,639	97,363	1,639	97,363

SunOpta Inc.
Segmented Information
For the quarters and three quarters ended October 1, 2016 and October 3, 2015
Unaudited
(Expressed in thousands of U.S. dollars)

	Quarter ended		Three quarters ended
	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015
	$	$	$	$
Segment revenues from external customers:
Global Ingredients	137,174	150,500	441,694	467,405
Consumer Products	211,558	126,713	607,498	361,351
Total segment revenues from external customers	348,732	277,213	1,049,192	828,756

Segment gross margin:
Global Ingredients	16,796	15,327	54,716	53,225
Consumer Products	24,234	10,982	54,193	31,907
Total segment gross margin	41,030	26,309	108,909	85,132

Segment operating income (loss):
Global Ingredients	7,404	4,642	24,256	23,934
Consumer Products	8,104	1,863	6,989	5,115
Corporate Services	(2,287)	(2,406)	(6,544)	(6,007)
Total segment operating income	13,221	4,099	24,701	23,042

Segment gross margin percentage:
Global Ingredients	12.2%	10.2%	12.4%	11.4%
Consumer Products	11.5%	8.7%	8.9%	8.8%
Total segment gross margin	11.8%	9.5%	10.4%	10.3%

Segment operating income percentage:
Global Ingredients	5.4%	3.1%	5.5%	5.1%
Consumer Products	3.8%	1.5%	1.2%	1.4%
Total segment operating income	3.8%	1.5%	2.4%	2.8%

(Segment operating income (loss) is defined as “Earnings (loss) from continuing operations before the following” excluding the impact of “Other expense (income), net”.)

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides information regarding segment operating income, Adjusted earnings, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and Adjusted EBITDA as additional information about its operating results, which are not measures in accordance with U.S. GAAP. The Company believes that these non-GAAP measures assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of the Company's core operating performance. The non-GAAP measures of segment operating income, Adjusted earnings, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

Adjusted Earnings

When assessing our financial performance, we use an internal measure that excludes the results of discontinued operations as well as other charges and gains that we believe are not reflective of normal operations. This information is provided in order to allow investors to make meaningful comparisons of the Company's operating performance between periods and to view the Company's business from the same perspective as Company management. Adjusted earnings and Adjusted earnings per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

For the quarter and three quarters ended October 1, 2016, in addition to the results of discontinued operations, the Company recognized other expenses related primarily to business acquisitions, product withdrawal and recall costs, plant start-up costs related to our east coast aseptic facility, legal settlement costs and litigation-related legal fees, the write-off of debt issuance costs, costs associated with the strategic review process, a gain on settlement of contingent consideration, and a gain from changes in unrecognized tax benefits. We do not believe these charges and gains are reflective of normal business operations. These charges and gains have been excluded to arrive at Adjusted earnings and Adjusted earnings per diluted share.

The following is a tabular presentation of Adjusted earnings and Adjusted earnings per diluted share, including a reconciliation to U.S. GAAP earnings (loss) attributable to SunOpta Inc. and U.S. GAAP earnings (loss) attributable to SunOpta Inc. on a per diluted share basis, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

		Per Diluted Share
For the quarter ended	$	$
October 1, 2016
Loss from continuing operations attributable to SunOpta Inc.	(3,355)	(0.04)

Adjusted for:
Costs related to rationalization of juice operations(a)	10,300
Costs related to business acquisitions(b)	5,515
Product withdrawal and recall costs(c)	683
Costs related to strategic review (d)	483
Legal settlement and litigation-related legal fees(e)	564
Other(f)	12
Net income tax effect on adjusted earnings(g)	(6,629)
Change in unrecognized tax benefits(h)	(1,268)
Adjusted earnings	6,305	0.07

October 3, 2015
Earnings attributable to SunOpta Inc.	314	-
Loss from discontinued operations attributable to SunOpta Inc.	(508)	(0.01)
Loss from continuing operations attributable to SunOpta Inc.	(194)	-

Adjusted for:
Demurrage, detention and other related expenses(i)	1,858
Plant expansion and start-up costs(j)	1,525
Litigation-related legal fees(d)	383
Other expense, net(k)	3,652
Net income tax effect on adjusted earnings(g)	(2,485)
Adjusted earnings	4,739	0.07

(a)	Reflects the impairment of long-lived assets associated with the San Bernardino juice facility.
(b)

Reflects costs related to business combinations, including an acquisition accounting adjustment related to Sunrise’s inventory sold in the third quarter of 2016 of $1.9 million, which is recorded in cost of goods sold; the non-cash amortization of debt issuance costs incurred in connection with the financing related to the acquisition of Sunrise Growers of $2.2 million, and $1.4 million of additional financing costs expensed in the third quarter of 2016, which are recorded in interest expense.

(c)

Reflects a $0.7 million adjustment for the estimated lost margin caused by the recall of certain sunflower kernel products which reflects a shortfall in revenues against anticipated volumes of approximately $2.9 million, less associated cost of goods sold of approximately $2.2 million.

(d)	Reflects advisory costs of $0.5 million associated with the recently completed strategic review, which are recorded in selling, general and administrative (“SG&A”) expenses.
(e)	Reflects litigation-related legal costs mainly associated with the settlement of the Plum dispute, which are recorded in SG&A expenses.
(f)	Other includes fair value adjustments related to contingent consideration arrangements of $0.1 million, which are recorded in other expense.
(g)	To tax effect the preceding adjustments to earnings and to reflect an overall estimated annual effective tax rate of approximately 30% on adjusted earnings before tax.

(h)	Reflects the realization of previously unrecognized tax benefits.
(i)	Reflects additional logistics costs stemming from capacity constraints on imports and exports within the Global Ingredients segment, which were recorded in cost of goods sold.
(j)

Reflects costs related to the retrofit of our San Bernardino, California juice facility and expansion of our Allentown, Pennsylvania facility to add aseptic beverage processing and filling capabilities, which were recorded in cost of goods sold.

(k)

Other expense, net includes severance costs of $2.7 million mainly for our former Chief Executive Officer (“CEO”) in 2015 and $0.9 million of business development costs mainly related to the acquisition of Sunrise Growers and divestiture of Opta Minerals.

		Per Diluted Share
For the three quarters ended	$	$
October 1, 2016
Loss attributable to SunOpta Inc.	(17,712)	(0.21)
Loss from discontinued operations, attributable to SunOpta Inc.	570	0.01
Loss from continuing operations attributable to SunOpta Inc.	(17,142)	(0.20)

Adjusted for:
Costs related to business acquisitions(a)	25,931
Legal settlement and litigation-related legal fees(b)	10,850
Costs related to rationalization of juice operations(c)	10,300
Product withdrawal and recall costs(d)	2,680
Plant start-up costs(e)	1,565
Costs related to strategic review (f)	483
Write-off of debt issuance costs(g)	215
Other(h)	1,199
Gain on settlement of contingent consideration(i)	(1,715)
Net income tax effect on adjusted earnings(j)	(19,985)
Change in unrecognized tax benefits(k)	(1,268)
Adjusted earnings	13,113	0.15

October 3, 2015
Earnings attributable to SunOpta Inc.	7,597	0.11
Loss from discontinued operations, attributable to SunOpta Inc.	2,959	0.04
Earnings from continuing operations attributable to SunOpta Inc.	10,556	0.15

Adjusted for:
Plant expansion and start-up costs(l)	2,220
Demurrage, detention and other related expenses(m)	1,858
Litigation-related legal fees(b)	1,177
Other expense, net(n)	4,393
Net income tax effect on adjusted earnings(j)	(3,658)
Adjusted earnings	16,546	0.24

(a)

Reflects costs related to business combinations, including an acquisition accounting adjustment related to Sunrise’s inventory sold in the first three quarters of 2016 of $13.4 million, which is recorded in cost of goods sold; the non-cash amortization of debt issuance costs incurred in connection with the financing related to the acquisition of Sunrise Growers of $7.8 million, as well as $2.4 million of additional financing costs expensed, which are recorded in interest expense; and $2.4 million of integration costs related to the closure and consolidation of our frozen fruit processing facilities following the acquisition of Sunrise Growers, which are recorded in cost of goods sold and other expense.

(b)

Reflects the charge recorded in connection with the settlement of the Plum dispute, which is recorded in other expense. Also includes $1.6 million (2015 - $1.2 million) of litigation-related legal costs mainly associated with the Plum dispute, which are recorded in SG&A expenses.

(c)	Reflects the impairment of long-lived assets associated with the San Bernardino juice facility.
(d)

Reflects costs of $1.1 million associated with a voluntary withdrawal of private label orange juice in the first quarter of 2016, as well as $0.6 million associated with the recall of certain sunflower kernel products, net of expected insurance recoveries, which are recorded in other expense. Also includes a $1.0 million adjustment for the estimated lost margin caused by the sunflower recall, which reflects a shortfall in revenues against anticipated volumes of approximately $6.4 million, less associated cost of goods sold of approximately $5.4 million.

(e)

Plant start-up costs relate to the ramp-up of production at our Allentown, Pennsylvania facility following the completion of the addition of aseptic beverage processing and filling capabilities in the fourth quarter of 2015, which are recorded in cost of goods sold. These start-up costs reflect the negative gross margin reported by the facility as the facility ramped up to break-even production levels.

(f)	Reflects advisory costs of $0.5 million associated with the recently completed strategic review, which are recorded in SG&A expenses.
(g)

Reflects the write-off to interest expense of $0.2 million of remaining unamortized debt issuance costs related to our North American credit facilities, which were replaced by the Global Credit Facility.

(h)	Other includes severance costs of $0.6 million and fair value adjustments related to contingent consideration arrangements of $0.6 million, which are recorded in other expense.
(i)	Reflects the gain on settlement of the contingent consideration obligation related to Niagara Natural, which is recorded in other income.
(j)	To tax effect the preceding adjustments and to reflect an overall estimated annual effective tax rate of approximately 30% on adjusted earnings before tax.
(k)	Reflects the realization of previously unrecognized tax benefits.
(l)

Reflects costs related to the retrofit of our San Bernardino, California juice facility and expansion of our Allentown, Pennsylvania facility to add aseptic beverage processing and filling capabilities, which were recorded in cost of goods sold.

(m)	Reflects additional logistics costs stemming from capacity constraints on imports and exports within the Global Ingredients segment, which were recorded in cost of goods sold.
(n)

Other expense, net included severance costs of $2.7 million mainly for our former CEO and $1.4 million of business development costs mainly related to the acquisitions of Sunrise and Citrusource, as well as the divestiture of Opta Minerals.

Segment Operating Income, EBITDA and Adjusted EBITDA

The Company defines segment operating income as "earnings (loss) from continuing operations before the following" excluding the impact of other income/expense items; EBITDA as segment operating income plus depreciation and amortization; and Adjusted EBITDA as EBITDA excluding certain charges and gains that affect the comparability of operating performance. The following is a tabular presentation of segment operating income, EBITDA, and Adjusted EBITDA, including a reconciliation to earnings (loss) from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure:

	Quarter ended		Three quarters ended
	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015
	$	$	$	$

Earnings (loss) from continuing operations	(3,858)	(88)	(17,138)	10,640
Provision for (recovery of) income taxes	(5,411)	(568)	(15,632)	4,838
Interest expense, net	12,178	1,103	34,748	3,171
Other expense, net	10,312	3,652	22,723	4,393
Total segment operating income	13,221	4,099	24,701	23,042
Depreciation and amortization	8,646	4,414	25,955	12,739
Stock based compensation	1,181	950	3,173	2,978
EBITDA	23,048	9,463	53,829	38,759
Adjustments (a)
Costs related to business acquisitions	1,890	-	13,554	-
Demurrage, detention and other related expenses	-	1,858	-	1,858
Product withdrawal and recall costs	683	-	983	-
Plant start-up costs	-	1,525	1,565	2,220
Litigation-related legal fees	564	383	1,850	1,177
Costs related to strategic review	483	-	483	-
Adjusted EBITDA	26,668	13,229	72,264	44,014

(a) The adjustments include all adjustments in the preceding tables of Adjusted Earnings that affect cost of goods sold and selling, general and administrative expenses.